UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

DELEK US HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

(a)
On September 29, 2009, the registrant, Delek US Holdings, Inc. (the “Company”) received a $65 million term loan (the “Loan”) from Delek Petroleum, Ltd., an Israeli corporation (the “Lender”), pursuant to a Term Promissory Note dated September 29, 2009 (the “Note”). The Lender is the beneficial owner of approximately 74% of the Company’s voting stock. Interest on the unpaid balance of the Loan will be computed at a rate per annum equal to 8.5% (net of withholding taxes), provided that, at any time after December 31, 2009, the Lender may make a one-time modification to the rate of interest and to the currency of the principal amount (which is initially U.S. dollars) so long as the new rate of interest is not higher than the prevailing market rate of interest for similar notes. The Note matures on October 1, 2010 and requires the Company to make interest payments on each of December 31, 2009, March 31, 2010, June 30, 2010 and at maturity. The payment of the principal and interest on the Note may be accelerated upon the occurrence and continuance of customary events of default. The Company is responsible for the payment of any withholding taxes due on interest payments. The Note was approved by the Audit Committee of the Company’s Board of Directors on September 25, 2009 in accordance with the Company’s policies for related party transactions.

(b)	See Item 5.02(e) below for a description of the employment agreement entered into between the Company and its President and Chief Executive Officer.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above for a description of the Loan from the Lender to the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

(e)
On September 25, 2009, the Company entered into an employment agreement (the “Agreement”) with President and Chief Executive Officer Ezra Uzi Yemin. The Agreement is effective May 1, 2009 and ends October 31, 2013 (the “Contract Term”). Under the terms of the Agreement, Mr. Yemin will continue to serve as the Company’s President and Chief Executive Officer and receive a base monthly salary of $39,000 retroactive to January 1, 2009. He will be eligible to receive bonuses at the discretion of the Board of Directors (the “Board”). During his employment, he will also continue to receive the following perquisites: rent-free residence in a Company-owned home, the option to purchase the residence at the greater of the Company’s cost or fair market value, the use of a Company-owned automobile, the cost of reasonable personal travel to Israel during each calendar year for himself, his spouse and each of his minor children (including roundtrip airfare and ground transportation and lodging for up to seven days), an education allowance of $1,000 per month for each of his minor children and the reasonable costs of professional preparation of his personal income tax return(s). Income taxes incurred by Mr. Yemin on residence and airfare benefits will continue to be grossed up and reimbursed to him at his marginal tax rate.

Under the terms of the Agreement, Mr. Yemin was granted 1,850,040 stock appreciation rights (“SARs”) on September 30, 2009 under the Company’s 2006 Long-Term Incentive Plan as follows:

Number of SARs	Vesting Date(s)	Base Price
391,380	All vest on 3/31/2010	Fair Market Value
249,060	Vest monthly from 4/30/2010 – 10/31/2010	Fair Market Value
246,400	All vest on 3/31/2010	$12.40
246,400	Vest monthly from 4/30/2010 – 2/28/2011	$13.20
246,400	Vest monthly from 3/31/2011 – 1/31/2012	$14.00
246,400	Vest monthly from 2/29/2012 – 12/31/2012	$14.80
224,000	Vest monthly from 1/31/2013 – 10/31/2013	$15.60

SARs will expire upon the earlier of the first anniversary of Mr. Yemin’s termination of employment or October 31, 2014 (the first anniversary of the expiration of the Contract Term). In general, unvested SARs will expire immediately upon Mr. Yemin’s termination of employment. The SARs may be settled in shares of Common Stock or cash at the Company’s sole discretion. During the term of the SARs, the Company will also pay dividend equivalents in cash to Mr. Yemin on all shares subject to outstanding SARs.

Either party must provide at least one year of advance written notice of termination, however the Company may terminate employment for cause at any time. Mr. Yemin will be entitled to a severance payment equal to one month of his base salary if he is terminated for any reason other than for cause or if he terminates employment and provides the required advance written notice of termination.

On September 25, 2009, the Board also authorized a potential net share settlement of Mr. Yemin’s 1,319,493 outstanding share purchase rights granted pursuant to his prior employment agreement. Upon the exercise by Mr. Yemin of any or all of his share purchase rights, the Company is authorized, at Mr. Yemin’s election, to withhold shares having a fair market value (determined as the closing price per share on the date of exercise or, if no shares are traded on that day, the closing price on the next preceding day on which shares are traded) equal to the excess, if any, of (i) the sum of the exercise price and the Company’s minimum statutory tax withholding obligation attributable to such exercise over (ii) the amount, if any, of the cash paid by Mr. Yemin in respect of such exercise.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2009	DELEK US HOLDINGS, INC.

By: /s/ Ezra Uzi Yemin
Name: Ezra Uzi Yemin
Title: President and Chief Executive Officer